Exhibit 99.1

LIVEXLIVE MEDIA ANNOUNCES

13th CONSECUTIVE QUARTER OF RECORD REVENUE

●	For the First Quarter ended June 30, 2021 (“Q1 Fiscal 2022”), Revenue Increased 269% year-over-year to a record $38.8 Million compared to $10.5 Million in the prior year while Contribution Margin* Increased 175% to a Record $7.8 Million versus $2.8 Million in the prior year

●	LiveXLive Increases Guidance for Fiscal 2022 Revenue to $115 - $125 Million and Maintains Guidance for Adjusted Operating Income* of $6 - $12 Million (Not Including Corporate Overhead)

●	GAAP Loss from Operations in Q1 Fiscal 2022 was ($10.0) Million while Adjusted Operating Loss* from Operations was ($1.8) Million

●	Revenue Streams Diversified in Q1 Fiscal 2022 comprised of 23% Subscription and 77% Sponsorship, Licensing, Advertising, Merchandising, Pay-Per-View Tickets and Events, compared to 84% Subscription and 16% Sponsorship, Licensing, Advertising, Pay-Per-View Tickets and Events in Q1 Fiscal 2021

●	As Compared to Q1 Fiscal 2021, Shareholders’ Equity increased by $17.8 Million, Working Capital Increased by $31.2 Million, and Cash Increased by $7.6 Million to $24.7 Million at June 30, 2021. Cash and Cash Equivalents as of August 11, 2021 was Approximately $18.6 Million.

●	Paid subscribers as of June 30, 2021 increased 32% to over 1,162,000**, a net increase of approximately 285,000, as compared to 877,000 subscribers at June 30, 2020. Monthly average revenue per user was $3.38** in Q1 Fiscal 2022. Paid subscribers as of August 10, 2021 was 1,196,000**

●	Continued Integration of Business Units Drives Total Annualized Cost Savings in Excess of $5.6 Million

Los Angeles, CA – August 12, 2021 – LiveXLive Media (Nasdaq: LIVX) (“LiveXLive”), a global platform for live stream and on-demand audio, video and podcast/vodcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio, React Presents and Custom Personalization Solutions (“CPS”), announced today record revenue and contribution margin* for its first fiscal quarter ended June 30, 2021 (“Q1 Fiscal 2022”).

In Q1 Fiscal 2022, LiveXLive posted record revenue of $38.8 million, as well as record contribution margin* of $7.8 million. The increases were driven by growth in advertising, merchandising, pay-per-view (“PPV”) and sponsorship revenue. On a U.S. GAAP basis, LiveXLive recorded a loss from operations of ($10.0) million and a net loss of ($8.1) million. On a non-GAAP basis, Adjusted Operating Loss (“AOL”)* increased to ($1.8) million from ($0.1) million in Q1 Fiscal 2021.

LiveXLive’s CEO and Chairman, Robert Ellin, commented, “We continue to see an improving backdrop for all of our business verticals. With the return of live music events, we expect an increase in revenue from nearly every aspect of our flywheel – subscriptions, live ticket sales, livestream, pay-per-view, advertising, sponsorship, NFTs, and specialty merchandise.”

Mr. Ellin continued, “In keeping with our strategic plan, we have successfully diversified our revenue streams and reduced our concentration of subscription revenue over the past year from 84% of revenue to just 23% of revenue. We continue to make investments in original and exclusive content and unique pay-per-view events to further diversify our revenue.”

Lastly, Mr. Ellin added, “We continue to focus on the long-term objective of building and owning sustainable, valuable franchises in audio music, live music and events, podcasting/vodcasting, OTT, pay-per-view and livestreaming.”

Recent Highlights

●	LiveXLive’s production of the inaugural live PPV of the Social Gloves: Battle of the Platforms event delivered over 3.5 billion total impressions and Social Gloves drove over 9,300 new paid subscribers of the LiveXLive platform.

●	Since launching its PPV platform, LiveXLive has generated approximately $21 million in PPV sales of packages, sponsorships, production, and merchandise sales in the current calendar year.

●	LiveXLive’s React Presents’ Spring Awakening Music Festival Autumn Equinox, to be held in Chicago on October 2-3, 2021, has sold out Tier 1 general admission and VIP Tickets.

●	LiveXLive’s return to live events currently includes a fully-stocked lineup of 100+ live shows featuring over 200 artists performing over the course of Fiscal 2022.

●	LiveXLive’s 24-hour linear OTT streaming channel reaches over 294 million people on Amazon Fire, Roku, Apple TV, SLING, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content, and short-form video content from around the world.

●	** Paid subscribers as of June 30, 2021 increased to more than 1,162,000, a net increase of approximately 285,000, as compared to 877,000 subscribers at June 30, 2020 and paid subscribers as of August 10, 2021 increased to 1,196,000. Monthly average revenue per user was $3.38 for Q1 Fiscal 2022. Included in the total number as of June 30, 2021 and August 10, 2021 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.

●

In June 2021, PodcastOne announced that its entire network of podcast programming is among an exclusive selection of podcasts being made available for the first time via the Facebook app in the United States.

●	PodcastOne had over 2.38 billion podcast downloads from July 1, 2020 to June 30, 2021 and its franchise of exclusive shows has now grown to more than 235 and now produces more than 300 podcast episodes per week. Total social media reach across the exclusive talent roster of PodcastOne now exceeds 280 million.

●	Engagements within LiveXLive’s social media channels garnered a triple-digit year-over-year increase with total engagements up over 671% and average engagements per post up 1,493%.

●	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveXLive is continuing a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveXLive’s efforts will result in a specific transaction or any particular outcome or its timing.

●	Announced in December 2020, LiveXLive’s board of directors authorized the repurchase up to two million shares of LiveXLive’s outstanding common stock from time to time, subject to certain compliance with applicable laws and regulations.

●	In June 2021, LiveXLive entered into a new two-year $7 Million secured revolving credit facility with East West Bank that will bear interest at the Prime Rate plus 0.5%.

First Quarter 2022 and 2021 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Revenue	$38,767	$10,507
Operating Loss	$(9,959)	$(5,822)
Adjusted Operating Loss*	$(1,752)	$(55)
Total Other Income (Expense), Net	$1,910	$(1,708)
Net Loss	$(8,051)	$(7,532)
Loss per share - basic and diluted	$(0.12)	$(0.13)

First Quarter 2022 Results Summary Discussion

For Q1 Fiscal 2022, LiveXLive posted record revenue of $38.8 million versus $10.5 million in the prior year. The increase was largely due to the growth in advertising and sponsorship revenue driven by the acquisition of PodcastOne, merchandising revenue through the acquisition of CPS, as well as sponsorship, licensing, production, and PPV ticket revenue related to the Social Gloves live event in Q1 Fiscal 2022. Paid subscribers as of June 30, 2021 increased to 1,162,000 compared to 1,073,000 subscribers at March 31, 2021. Monthly average revenue per user was $3.38 as of June 30, 2021. Included in the total number as of June 30, 2021 and March 31, 2021 are certain subscribers which are the subject of a contractual dispute. LiveXLive is currently not recognizing revenue related to these subscribers.

Q1 Fiscal 2022 Operating Loss of ($10.0) million was higher as compared to a ($5.8) million Operating Loss in Q1 Fiscal 2021. The $4.2 million increase was largely due to the addition of corporate personnel, increased stock-based compensation and a charge for additional music royalties as a result of a multi-year audit, as well as, one-time personnel and other cost reduction initiatives instituted during Q1 Fiscal 2021 due to COVID-19 which were not in effect in the current year.

Q1 Fiscal 2022 AOL* was ($1.8) million as compared to Q1 Fiscal 2021 AOL* of ($0.1) million. Q1 Fiscal 2022 AOL* was comprised of Operations AOI* of $1.2 million and Corporate AOL* of ($2.9) million. The Operations AOI* of $1.2 million was driven by contribution margin of $7.8 million, offset by operating expenses of $6.6 million.

Capital expenditures for Q1 Fiscal 2022 totaled approximately $1.0 million, which were driven by capitalized software costs associated with development of our integrated music player and pay-per-view services.

At June 30, 2021, LiveXLive had $24.7 million in cash and cash equivalents, which includes restricted cash of $0.1 million. In June 2021, LiveXLive entered into a secured revolving credit facility with East West Bank with a borrowing capacity of up to $7.0 million. In connection with this credit facility, the holders of LiveXLive’s 8.5% Senior Secured Convertible Notes agreed to extend the maturity date of their notes to June 3, 2023 and subordinate their security interest in all of the Company’s assets.

During Q1 Fiscal 2022, LiveXLive received notifications from its lenders under the Small Business Administration’s (the “SBA”) Payroll Protection Program (“PPP”) that the entire balance of approximately $2.5 million of PPP loans was forgiven by the SBA, which is included in Other Income in the Condensed Consolidated Statements of Operations.

Business Outlook

LiveXLive is raising its full-year Fiscal 2022 revenue guidance as follows:

●	Revenue of $115 - $125 million, an increase of $5 million from prior Fiscal 2022 guidance.

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by ’‘Live) is a global talent-first, interactive music, sports, and entertainment subscription platform delivering premium content and livestreams from the world’s top artists. The Company has streamed over 1,800 artists since January 2020, a library featuring close to 30 million songs, 500 expertly curated radio stations, 235 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, an NFT business, and has created a valuable connection between brands, fans, and bands. LiveXLive Media’s other major wholly-owned subsidiaries are LiveXLive, Slacker Radio, React Presents, Custom Personalization Solutions, and PodcastOne, which generates more than 2.27 billion downloads per year and 300+ episodes distributed per week across a stable of hundreds of top podcasts. The combination of acquisitions and the expansion of products and franchises have secured LiveXLive as a top-rated music, entertainment, and media services company. LiveXLive is available on iOS, Android, Roku, Apple TV, and Amazon Fire, and through OTT, STIRR, Sling, and XUMO, in addition to its app, online website, and social channels. For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, and Twitter at @livexlive.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss), Adjusted Operating Income (“AOI”) and Adjusted Operating Loss (“AOL”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and AOL to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. AOI/AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2022 AOL and full year 2022 AOI from Operations, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL and AOI. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Income, Adjusted Operating Loss, Contribution Margin (Loss), capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “hope,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, risks and uncertainties, including: our reliance on one key customer for a substantial percentage of its revenue; our ability to consummate any proposed financing, acquisitions or transaction and the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition or transaction will not occur or whether such event will enhance shareholder value; our ability to continue as a going concern; our ability to attract, maintain and increase the number of its users and paid subscribers, as well as our ability to recognize revenue for those subscribers which are the subject of a contractual dispute; us identifying, acquiring, securing and developing content; our intent to repurchase shares of our common stock from time to time under our announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; our ability to maintain compliance with certain financial and other covenants; successfully implementing our growth strategy, including relating to our technology platforms and applications; ability to integrate our acquired businesses and the ability of the combined businesses to grow; the ability of our executive officers to manage expected growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against us, our subsidiaries or third parties to whom we may owe indemnification obligations; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the music and live streaming space; our ability to capitalize on investments in developing our service offerings, including the LiveXLive app to deliver and develop upon current and future technologies; significant product development expenses associated with our technology initiatives; our ability to deliver end-to-end network performance sufficient to meet increasing customer demands; our ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of music content on our service platform; our ability to obtain and maintain international authorizations to operate its service over the proper foreign jurisdictions its customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across our platform; the effects of the global Covid-19 pandemic; general economic and technological circumstances in the music and livestreaming digital markets; our ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand its domestic or international operations, including our ability to grow our business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our business plans and technology roadmap or our plans of expansion in North America and internationally; fluctuation in our operating results; the demand for live and music streaming services and market acceptance for our products and services; our incurrence of additional indebtedness in the future; our compliance with the covenants in our senior notes; risks and uncertainties applicable to the businesses of our subsidiaries and other risks, uncertainties and factors, including, but not limited to, those described in our 2021 Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on July 14, 2021 and in our other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. We do not undertake any obligation to update these forward-looking statements, unless required by law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

LiveXLive IR Contact:
310.601.2500
ir@livexlive.com

Financial Information

The tables below present financial results for the three months ended June 30, 2021 and 2020.

LiveXLive Media, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,
	2021	2020
Revenue:	$38,767	$10,507

Operating expenses:
Cost of sales	30,940	7,661
Sales and marketing	4,748	1,346
Product development	2,155	2,086
General and administrative	9,377	3,985
Amortization of intangible assets	1,506	1,251
Total operating expenses	48,726	16,329
Loss from operations	(9,959)	(5,822)

Other income (expense):
Interest expense, net	(1,060)	(2,078)
Forgiveness of PPP loans	2,511	-
Other income	459	370
Total other expense	1,910	(1,708)

Loss before provision for income taxes	(8,049)	(7,530)

Provision for income taxes	2	2
Net loss	$(8,051)	$(7,532)

Net loss per share – basic and diluted	$(0.12)	$(0.13)
Weighted average common shares – basic and diluted	69,040,055	59,166,271

LiveXLive Media, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	March 31,
	2021	2021
Assets
Current Assets
Cash and cash equivalents	$24,574	$18,635
Restricted cash	135	135
Accounts receivable, net	12,753	10,567
Inventories	2,389	2,568
Prepaid expense and other assets	2,994	3,366
Total Current Assets	42,845	35,271
Property and equipment, net	4,607	4,367
Goodwill	22,920	22,619
Intangible assets, net	21,047	22,468
Other assets	966	1,044
Total Assets	$92,385	$85,769

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$38,277	$32,646
Accrued royalties	12,379	12,349
Notes payable	416	2,729
Deferred revenue	1,836	1,262
Unsecured convertible notes, net	2,073	1,976
Total Current Liabilities	54,981	50,962
Secured convertible notes, net	12,922	13,047
Unsecured convertible notes, net	5,595	5,501
Senior secured revolving line of credit	6,000	-
Notes payable, net	695	885
Lease liabilities, noncurrent	677	742
Due to Music Partner	2,338	3,937
Other long-term liabilities	2,528	2,422
Deferred income taxes	137	137
Total Liabilities	85,873	77,633

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 77,425,864 and 76,807,898 shares issued and outstanding, respectively	77	77
Additional paid in capital	184,427	178,000
Accumulated deficit	(177,992)	(169,941)
Total stockholders’ equity	6,512	8,136
Total Liabilities and Stockholders’ Equity	$92,385	$85,769

LiveXLive Media, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted Operating Loss* Reconciliation (Unaudited)

(In thousands)

	Contribution Margin	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs(1)	Other Non- Operating Costs(2)	Adjusted Operating Income (Loss*)
Three Months Ended June 30, 2021
Operations	$7,827	$(3,555)	$2,371	$2,144	$237	$-	$1,197
Corporate	-	(6,404)	8	2,942	505	-	(2,949)
Total	$7,827	$(9,959)	$2,379	$5,086	$742	$-	$(1,752)

Three Months Ended June 30, 2020
Operations	$2,846	$(2,465)	$1,974	$1,351	$-	$254	$1,114
Corporate	-	(3,357)	-	1,531	290	367	(1,169)
Total	$2,846	$(5,822)	$1,974	$2,882	$290	$621	$(55)

(1)	Non-Recurring Acquisition and Realignment Costs principally include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period.

(2)	Other Non-Operating Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

*	See the definition of Adjusted Operating Loss under “About Non-GAAP Financial Measures” within this release.

LiveXLive Media, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2021	2020

Revenue	$38,767	$10,507

Less: Cost of Sales	(30,940)	(7,661)
Contribution Margin*	$7,827	$2,846

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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